11/13/2003






                                                       CONTACTS: MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com


        ARVINMERITOR REPORTS FOURTH-QUARTER AND FISCAL YEAR 2003 RESULTS


      TROY, MICH., (NOV. 13, 2003) -- ArvinMeritor, Inc. (NYSE:ARM) today reported sales of $2.0 billion and net income of $33 million, or $0.48 per diluted share, for its fourth fiscal quarter ended Sept. 30, 2003, compared to last year's fourth-quarter net income of $41 million, or $0.61 per diluted share. Net income for the fourth quarter of fiscal year 2003 included a charge for the cumulative effect of a change in accounting principle due to the adoption of FIN 46, "Consolidation of Variable Interest Entities," of $4 million, or $0.06 per diluted share.

      Sales increased $231 million, or 13 percent, as compared to last year's fourth quarter. Excluding the effect of currency, and acquisitions and divestitures, sales would have been lower by one percent. Sales declined in North America and Europe by three percent, but were up by more than 20 percent in the rest of the world, driven by sales growth in the Asia/Pacific region. Operating income for the fourth quarter of fiscal year 2003 was $76 million, compared to $91 million for the same period last year.

      ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, "We are responding to the current automotive market conditions by aggressively implementing actions to improve the profitability of our business, including leveraging our scale by rationalizing facilities, further restructuring and workforce consolidation; focusing on global sourcing initiatives; and reinforcing quality programs and continuous improvement performance systems throughout the organization."

      Specific business segment financial results include:

o Light Vehicle Systems (LVS) sales were $1,093 million, up 26 percent from the fourth quarter of fiscal year 2002. This increase was almost entirely due to foreign currency translation resulting from a stronger euro and the acquisition of Zeuna Staerker. Operating income in the fourth quarter of fiscal year 2003 was favorably impacted by the $20-million gain on the previously announced sale of the exhaust tube manufacturing facility. This was offset by higher new product launch and steel costs of $10 million and a pre-tax charge of $11 million related to account reconciliations and information system implementation issues in a facility in Mexico, of which $6 million related to prior fiscal years. Management, after consulting with its independent auditors and outside counsel, has determined that the amount related to prior fiscal years is not material. LVS also recorded restructuring costs in this year's fourth fiscal quarter of $5 million associated with previously announced programs.

      Our LVS business continues to focus on reducing cost through restructuring programs and other continuous improvement initiatives, while seeking new business wins in the marketplace. In October 2003, ArvinMeritor announced that Hyundai Motor Company has chosen our LVS business to become its North American door module supplier for Hyundai's popular Santa Fe and Sonata models, beginning production in 2005 and growing to one million door modules annually.

o Commercial Vehicle Systems (CVS) sales were $616 million, up $4 million, or one percent, from the fourth quarter of fiscal year 2002. Sales were up, despite a decline in North American Class 8 truck production. Higher trailer volumes in North

      America and higher sales in Asia/Pacific offset declines in North American truck volumes. Productivity improvements were partially offset by higher engineering investments and warranty charges. Operating income declined by $1 million.

      Our CVS business is well-positioned to benefit from the recovery expected in the North American heavy truck market in fiscal year 2004. CVS continues to geographically diversify its business. Recently, CVS signed a memorandum of understanding with the Volvo Group to form two new truck axle joint ventures in Europe. Subject to finalizing the agreement, it is intended that in 2004, the two new joint ventures, owned jointly by ArvinMeritor and Volvo, would assume control and operation of the two Volvo Group manufacturing operations in France.

o Light Vehicle Aftermarket (LVA) sales were $219 million, down four percent from last year's fourth quarter. Without the impact of foreign currency translation, sales would have declined approximately $20 million. Lower volumes, higher product returns and lower pricing contributed to the decrease in operating income.

      Our LVA business remains focused on reducing its costs through global outsourcing and rationalizing its distribution channels, while strengthening its business relationship with major customers. In September, for the second year in a row, the LVA Purolator filter business received the Toyota Quality Alliance Platinum award from Toyota Motor Sales, U.S.A. More recently, Grease Monkey International named Purolator the 2002 Vendor of the Year.

FULL-YEAR FISCAL 2003 RESULTS

      Sales for the fiscal year were $7.8 billion, up $906 million, or 13 percent, compared to last year. Excluding the effect of acquisitions and divestitures, and the impact of foreign currency, revenue grew one percent. Operating income was $309 million, a decline of $34 million, compared to fiscal year 2002, reflecting an operating margin of 4.0 percent, down from 5.0 percent last year. Operating income for fiscal year 2003 was favorably impacted by the gain on the sale of the exhaust tube manufacturing facility, but was offset by higher steel costs, product launch costs, higher engineering investments, pricing pressures and the adjustment in Mexico.

      Net income for fiscal year 2003 was $136 million, or $2.00 per diluted share, up from $107 million, or $1.59 per diluted share last year. Included in net income were the effects of changes in accounting principles of $4 million, or $0.06 per diluted share, in fiscal year 2003 and $42 million, or $0.63 per diluted share, in fiscal year 2002.

      "Although we made progress in a number of areas, our fiscal year 2003 financial results did not achieve the expectations set by our management team," Yost said. "Our entire ArvinMeritor team is committed and dedicated to improving our company's financial performance. We will remain focused on reducing costs, leveraging our global resources, streamlining our asset base, and improving return on invested capital and free cash flow. The strength of our entire team is focused on returning value to our shareowners."

OUTLOOK

     "Our fiscal year 2004 outlook for light vehicle production remains unchanged from our previous guidance at 15.8 million vehicles in North America and 16.2 million vehicles in Western Europe. We continue to remain optimistic about the growth in the North American Class 8 truck production to 222,000 units in fiscal year 2004," Yost said. "Our sales outlook for fiscal year 2004 is approximately $8.6 billion, up about ten percent from fiscal year 2003, and slightly higher than our previous guidance to reflect current foreign currency exchange rate expectations.

"For the first quarter of fiscal year 2004, our sales forecast is $2.0 billion, and our outlook for diluted earnings per share is unchanged from our previous guidance of $0.25 to $0.30 per diluted share," Yost continued. "We anticipate that our first quarter results will continue to be affected by the product launch costs that also impacted our fiscal year 2003 fourth quarter. We expect these issues to be substantially resolved in the first quarter.


     "For the remainder of fiscal year 2004, we expect to achieve improved performance as volumes, particularly in the Commercial Vehicle business, return to more normal levels, our launch issues are resolved and performance improvement programs are achieved. We anticipate full-year diluted earnings per share in the range of $2.20 to $2.40 for fiscal year 2004."

         ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; potential increases in raw material costs; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the outcome of the tender offer for common stock of Dana Corp.; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company's fiscal year 2003 fourth-quarter financial results on Thursday, November 13, 2003, at 10:00 a.m. (ET). To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time -- or for 90 days by recording -- by visiting www.arvinmeritor.com. A replay of the call will be available from 12:00 p.m., November 13, until midnight, November 15, 2003, by calling 1-800-642-1687 (within the United States and Canada) or
(706) 645-9291 (for international calls). Please refer to conference ID number 3158733.

                               ARVINMERITOR, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                    QUARTER ENDED                         FISCAL YEAR ENDED
                                                                    SEPTEMBER 30,                           SEPTEMBER 30,
                                                                     (UNAUDITED)
                                                          ---------------------------------       ---------------------------------
                                                              2003                2002                2003                2002
                                                          -------------       -------------       -------------       -------------
SALES                                                     $       1,977       $       1,746       $       7,788       $       6,882
COST OF SALES                                                    (1,806)             (1,552)             (7,042)             (6,142)
                                                          -------------       -------------       -------------       -------------
  GROSS MARGIN                                                      171                 194                 746                 740
SELLING, GENERAL AND ADMINISTRATIVE                                (109)               (103)               (435)               (388)
RESTRUCTURING COSTS                                                  (6)                 --                 (22)                (15)
GAIN ON SALE OF BUSINESS                                             20                  --                  20                   6
                                                          -------------       -------------       -------------       -------------
OPERATING INCOME                                                     76                  91                 309                 343
EQUITY IN EARNINGS (LOSSES) OF AFFILIATES                             2                  (2)                  8                  (3)
INTEREST EXPENSE, NET AND OTHER                                     (26)                (26)               (104)               (105)
                                                          -------------       -------------       -------------       -------------
INCOME BEFORE INCOME TAXES                                           52                  63                 213                 235
PROVISION FOR INCOME TAXES                                          (16)                (20)                (68)                (75)
MINORITY INTERESTS                                                    1                  (2)                 (5)                (11)
                                                          -------------       -------------       -------------       -------------

INCOME BEFORE CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE                                               37                  41                 140                 149
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                               (4)                 --                  (4)                (42)
                                                          -------------       -------------       -------------       -------------
NET INCOME                                                $          33       $          41       $         136       $         107
                                                          =============       =============       =============       =============

DILUTED EARNINGS PER SHARE BEFORE
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE               $        0.54       $        0.61       $        2.06       $        2.22
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            (0.06)                 --               (0.06)              (0.63)
                                                          -------------       -------------       -------------       -------------
DILUTED EARNINGS PER SHARE                                $        0.48       $        0.61       $        2.00       $        1.59
                                                          =============       =============       =============       =============

AVERAGE DILUTED SHARES OUTSTANDING                                 68.1                67.6                67.9                67.2
                                                          =============       =============       =============       =============


                               ARVINMERITOR, INC.
                    CONSOLIDATED BUSINESS SEGMENT INFORMATION
                                  (IN MILLIONS)

                                                                   QUARTER ENDED                          FISCAL YEAR ENDED
                                                                   SEPTEMBER 30,                            SEPTEMBER 30,
                                                                    (UNAUDITED)
                                                         ---------------------------------         ---------------------------------
                                                             2003                 2002                 2003                 2002
                                                         ------------         ------------         ------------         ------------
SALES:
  LIGHT VEHICLE SYSTEMS                                  $      1,093         $        867         $      4,355         $      3,601
  COMMERCIAL VEHICLE SYSTEMS                                      616                  612                2,422                2,249
  LIGHT VEHICLE AFTERMARKET                                       219                  227                  845                  875
  OTHER                                                            49                   40                  166                  157
                                                         ------------         ------------         ------------         ------------
TOTAL SALES                                              $      1,977         $      1,746         $      7,788         $      6,882
                                                         ============         ============         ============         ============

OPERATING INCOME:
  LIGHT VEHICLE SYSTEMS                                  $         30         $         38         $        147         $        186
  COMMERCIAL VEHICLE SYSTEMS                                       31                   32                  122                   88
  LIGHT VEHICLE AFTERMARKET                                         9                   19                   31                   66
  OTHER                                                             6                    2                    9                    3
                                                         ------------         ------------         ------------         ------------
TOTAL OPERATING INCOME                                   $         76         $         91         $        309         $        343
                                                         ============         ============         ============         ============


                               ARVINMERITOR, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                                              2003                          2002
                                                                         --------------                --------------
ASSETS

CASH                                                                     $          103                $           56
RECEIVABLES                                                                       1,327                         1,251
INVENTORIES                                                                         543                           458
OTHER CURRENT ASSETS                                                                266                           211
PROPERTY, NET                                                                     1,332                         1,179
GOODWILL                                                                            951                           808
OTHER ASSETS                                                                        731                           688
                                                                         --------------                --------------
TOTAL                                                                    $        5,253                $        4,651
                                                                         ==============                ==============


LIABILITIES AND SHAREOWNERS' EQUITY

SHORT-TERM DEBT                                                          $           20                $           15
ACCOUNTS PAYABLE                                                                  1,311                         1,123
ACCRUED AND OTHER CURRENT LIABILITIES                                               547                           605
OTHER LIABILITIES                                                                   871                           635
LONG-TERM DEBT                                                                    1,502                         1,435
PREFERRED CAPITAL SECURITIES                                                         39                            39
MINORITY INTERESTS                                                                   64                            58
EQUITY                                                                              899                           741
                                                                         --------------                --------------
TOTAL                                                                    $        5,253                $        4,651
                                                                         ==============                ==============


                               ARVINMERITOR, INC.
                  SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
                                  (IN MILLIONS)

                                                                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                                    -------------------------------
                                                                                                      2003                  2002
                                                                                                    ---------             ---------
OPERATING ACTIVITIES
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                                $     140             $     149
ADJUSTMENTS TO INCOME:
    DEPRECIATION AND AMORTIZATION                                                                         214                   196
    GAIN ON SALE OF BUSINESS                                                                              (20)                   (6)
    RESTRUCTURING COSTS, NET OF EXPENDITURES                                                                8                     5
    DEFERRED INCOME TAXES                                                                                 (21)                  (33)
    PENSION AND RETIREE MEDICAL EXPENSE                                                                    99                    78
    PENSION AND RETIREE MEDICAL CONTRIBUTIONS                                                            (163)                 (136)
    CHANGE IN RECEIVABLE SECURITIZATION                                                                    94                  (106)
    CHANGES IN OTHER ASSETS AND LIABILITIES                                                               (96)                   37
                                                                                                    ---------             ---------
  CASH PROVIDED BY OPERATING ACTIVITIES                                                                   255                   184
                                                                                                    ---------             ---------

INVESTING ACTIVITIES
CAPITAL EXPENDITURES                                                                                     (193)                 (184)
ACQUISITIONS OF BUSINESSES, NET OF CASH ACQUIRED, AND INVESTMENTS                                         (88)                  (25)
PROCEEDS FROM ASSET DISPOSITIONS                                                                          109                    11
                                                                                                    ---------             ---------
  CASH USED FOR INVESTING ACTIVITIES                                                                     (172)                 (198)
                                                                                                    ---------             ---------

FINANCING ACTIVITIES
NET DECREASE IN REVOLVING DEBT                                                                             26                  (600)
PROCEEDS FROM ISSUANCE OF NOTES                                                                            --                   591
PAYMENTS ON OTHER DEBT                                                                                    (55)                   --
PURCHASE OF PREFERRED CAPITAL SECURITIES                                                                   --                   (18)
                                                                                                    ---------             ---------
NET DECREASE IN DEBT                                                                                      (29)                  (27)
PROCEEDS FROM STOCK OPTION EXERCISES                                                                       --                    22
CASH DIVIDENDS                                                                                            (27)                  (27)
                                                                                                    ---------             ---------
  CASH USED FOR FINANCING ACTIVITIES                                                                      (56)                  (32)
                                                                                                    ---------             ---------

IMPACT OF CURRENCY ON CASH                                                                                 20                     1
                                                                                                    ---------             ---------
CHANGE IN CASH                                                                                             47                   (45)
CASH AT BEGINNING OF PERIOD                                                                                56                   101
                                                                                                    ---------             ---------
CASH AT END OF PERIOD                                                                               $     103             $      56
                                                                                                    =========             =========